Exhibit 99.1

Jackson Hewitt Launches Internal Review

of Allegations Against Franchisee

Former IRS Commissioner Fred Goldberg to Lead Review

PARSIPANNY, N. J., April 5 /PRNewswire-FirstCall/ — Jackson Hewitt Tax Service Inc., a leader in the tax preparation industry, today announced it has launched an internal review of allegations made against a franchisee of the company. The review is being led by Fred Goldberg, a partner at the law firm Skadden, Arps, Slate, Meagher & Flom LLP.

“Jackson Hewitt takes allegations against our franchisees seriously,” said Michael Lister, President, and CEO of Jackson Hewitt Tax Service Inc. “We have launched this internal review to investigate the specific allegations against one of our franchisees. We intend to identify all of the facts related to these allegations and address them appropriately. The review will also examine practices and procedures and make any recommendations that may be needed to ensure that customers continue to have the utmost confidence in all of our franchises.”

Mr. Goldberg is a partner in the Washington, D.C. office of Skadden, Arps. From 1989 until 1992, Mr. Goldberg served as Commissioner of the IRS, and during 1992 he served as Assistant Secretary of the Treasury for Tax Policy.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with over 6,500 franchised and company-owned offices throughout the United States during the 2007 tax season, is an industry leader providing full service individual federal and state income tax preparation. Most offices are independently owned and operated. The Company is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service(R) office nearest to you, call 1-800-234-1040.